Service agreement

Exhibit 10.2

SERVICE AGREEMENT

BETTERWARE LIMITED

and

ROBERT WAY

Service agreement

DATE: 15 October, 2015
PARTIES:

(1)	BETTERWARE LIMITED (company number 07962214) whose registered office is at Unit 2 Hurricane Park, Heartlands Parkway, Birmingham, B7 5PJ (Company);

(2)	TRILLIUM POND AG, a company incorporated in Switzerland whose address is at c/o CVSL AG, Hertensteinstrasse 51 6004, Luzern (Trillium Pond); and

(3)	ROBERT WAY of Vogel Veide, Poolhead Lane, Tanworth in Arden, Solihull, West Midlands, B94 5EH (Executive).

1.	Definitions and interpretation
The provisions of Schedule 1 apply to the interpretation of this agreement including the schedules.

2.	Appointment

2.1.
The Company will employ the Executive as Managing Director on the terms specified in this agreement. The Executive will also be required to act as a director of the Company and as the Vice President of the board of directors (VP of the board) of Trillium Pond.

2.2.	The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Employment.

3.	Term

3.1.
The Employment will commence on the date of this agreement and, subject to the remaining terms of this agreement, will continue until terminated by either party giving to the other not less than twelve (12) months’ prior written notice.

3.2.	For the purposes of ERA 1996 the Executive’s continuous employment began on 1 August 2000.

4.	Scope of the Employment

4.1.	During the Employment, the Executive must:

4.1.1.	devote to his duties the whole of his working time, attention and skills during his normal office hours and at such other times as may be reasonably required for the proper performance of his duties;

4.1.2.	perform all duties imposed upon him under this agreement and by virtue of him being a statutory director of the Company;

4.1.3.
perform all duties imposed upon him under this agreement and by virtue of him being the VP of the board of Trillium Pond, which include without limitation, Executive’s operational oversight of the Company and Kleeneze, as well as the integration of the Company and Kleeneze; and

4.1.4.	exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Company.

5.	Conflicts of interest

5.1.
During the Employment, the Executive must not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or otherwise with the prior written consent of the Company) be engaged, concerned or interested in any other business, profession or undertaking which:

5.1.1.	is or will be or is likely to be in competition with any business carried on by the Company; or

5.1.2.	as regards any goods or services is a supplier to, or customer, client, of the Company.

5.2.	Notwithstanding clause 5.1, the Executive may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, unless any such company:

5.2.1.	is or will be or is likely to be in competition with any business carried on by the Company; or

5.2.2.	as regards any goods or services is a supplier to, or customer, client, of the Company.

Service agreement

6.	Hours and place of work

6.1.
The Executive will work a minimum of thirty (30) hours each week on such days as are agreed by the parties, together with such additional hours as are necessary for the proper performance of his duties. The Executive acknowledges that he will not receive further remuneration in respect of such additional hours.

6.2.
Under regulation 4(1) of the Working Time Regulations 1998 the Executive’s average working time, including overtime, must not exceed 48 hours a week unless he has previously agreed otherwise in writing. By signing this agreement, the Executive confirms that this limit on his working hours will not apply, and that his average working time may therefore exceed 48 hours a week. The Executive may terminate his agreement to waive the limitation of working-hours by giving three (3) months’ advance written notice at any time. Unless the working hour limitation waiver is terminated in this way, this agreement will remain in full force and effect until the Employment ends. Notwithstanding the foregoing, should the Company decide in good faith that Executive may be unable to perform the duties assigned under this Agreement if such waiver of work-hour limitations is terminated; the Company and Executive agree to engage in good faith discussions to amend this Agreement, as reasonably necessary.

6.3.
The Executive’s main place of work will be the Company’s offices at Unit 2, Hurricane Park, Heartlands Parkway, Birmingham, B7 5PJ or such other location in the United Kingdom on either a temporary or permanent basis as may be required by the Company from time to time.

6.4.
The Executive must undertake such travel in the United Kingdom or abroad as is necessary for the proper performance of his duties. The Executive will not be required to work abroad for more than five (5) nights at a time and the Executive will not be required to spend more than five (5) nights per annum outside of the UK.

7.	Remuneration

7.1.
The Company will pay to the Executive a fixed annual salary of two hundred and fourteen thousand pounds (£214,000.00) (Salary), which will accrue from day to day and be payable, after deductions for Income Tax and National Insurance Contributions as appropriate, by equal 4-weekly instalments in arrears by credit transfer to a bank or building society account nominated by the Executive.

7.2.
The Company will review the Executive’s Salary annually to take effect on or around 1 July in each year. The Executive’s Salary will be subject to a minimum annual increase equal to the retail price index. The Executive hereby disclaims entitlement, if any existed, to any monies pursuant to clause 5.5.2 of the Shareholder’s Agreement.

7.3.	The Executive’s Salary is inclusive of any fees receivable by the Executive as an employee and as a statutory director of the Company and as a VP of the board of Trillium Pond.

7.4.
The Executive is entitled to be paid an annual bonus, equating to ten percent (10%) of the Company’s EBITDA, calculated as follows: (i) for the first-year, the bonus shall be calculated before CVSL parent company cost allocations; (ii) for the second year, calculation of the bonus shall include fifty percent (50%) of CVSL parent company cost allocations; and (iii) for the third year (and thereafter), all CVSL parent company cost allocations shall be included in calculating the bonus.

8.	Pension

8.1.
During each year of the Employment, the Company will contribute an amount equal to 12.5% of the Executive’s Salary to the Executive’s personal pension scheme (or such other registered pension scheme for the benefit of the Executive as the Executive may notify to the Company in writing).

8.2.	Any contributions will be payable in equal monthly instalments in arrears.

8.3.	A contracting‑out certificate is not in force in respect of the Employment.

9.	Expenses

9.1.
The Company will reimburse the Executive for all eligible expenses which satisfy the conditions of clause 9.2 below, and which are wholly reasonably and necessarily incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence as the Company may require. The Executive shall not incur any single expense in the proper performance of his duties which exceeds five thousand pounds (£5,000) without the Company’s prior authorization, except in good faith and for good cause such as the impracticability of obtaining advanced written approval or otherwise shown to be necessary under the circumstances surrounding any such expense.

9.2.	Reimbursement of expenses claimed by the Executive shall be subject to the following conditions:

Service agreement

9.2.1.	the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year;

9.2.2.	the reimbursement of an eligible expense shall be made no later than the end of the month after the month in which the claim was submitted; and

9.2.3.	the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

10.	Holidays

10.1.
The Executive will, subject to this clause 10, be entitled in addition to the usual bank and public holidays in England and Wales to 30 days’ holiday on full pay in every holiday year. The Company’s holiday year runs from 1 January to 31 December. During the first year of this Agreement, the Executive agrees that his holiday entitlement (in addition to the usual bank and public holidays in England and Wales) shall be prorated in accordance with the effective date of this Agreement.

10.2.	The Executive may take his holiday only at such times as are agreed with the Company. The Executive will be entitled to carry forward up to five (5) days’ holiday to the next holiday year.

10.3.
The Executive will have no entitlement to any payment in lieu of accrued but untaken holiday except on the termination of the Employment. Upon termination of the Employment, the Executive will be entitled either to basic Salary in lieu of any accrued but untaken holiday and any outstanding holiday entitled on a pro rata basis, provided that the Executive shall repay to the Company any salary received in respect of holiday taken in excess of his pro rata holiday entitlement. A day’s pay for the purposes of this clause will be calculated on the basis of 1/260th of the Salary.

10.4.
If either party has served notice to terminate the Employment, the Company may, in the Company’s absolute and sole discretion, require the Executive to take any accrued but unused holiday entitlement during the notice period.

11.	Insured benefits

11.1.
During the Employment, the Company shall provide (at the Company’s expense) private medical insurance to the Executive, his spouse and dependent children up to the age of 21 in accordance with the insurance scheme(s) and terms provided by the Company. Any private medical insurance scheme(s) provided by the Company shall always be subject to the rules of that scheme.

11.2.
During the Employment, the Executive will be eligible to participate in the Company’s permanent health insurance scheme (at the Company’s expense) on reasonable terms approved by the Company and subject to the rules of the Company’s scheme.

11.3.
During the Employment, the Executive will be entitled to participate (at the Company’s expense) in the Company’s life assurance scheme which will pay to the Executive’s dependants a sum equal to at least four times the Executive’s Salary if the Executive dies during the Employment. Participation is subject to the rules of the scheme. If the insurance provider refuses for any reason to provide life assurance benefit to the Executive, the Company shall not be liable to provide Executive with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

12.	Car

12.1.
Provided that the Executive holds a current full driving licence, the Company will supply the Executive with an Audi Q7 or equivalent model or value as agreed upon by the Executive and the Company from time to time and for his business and private use.

12.2.
The Company will be responsible for payment of all reasonable standing and running costs of the car including insurance, tax, MOT, maintenance and repair and will reimburse the Executive for the cost of fuel properly incurred during business mileage subject to the production of receipts or other evidence as the Company may reasonable require.

12.3.	The Executive shall:

12.3.1.	ensure that the car is well cared for at all times fit for use;

12.3.2.	ensure that the car remains in such a condition as to comply with the lease and insurance policies applicable to such car;

12.3.3.	ensure that he observes and complies all applicable legal requirements from time to time in force;

Service agreement

12.3.4.	not do or omit to do anything which would or might make void or prejudice any insurance policy maintained by the Company in respect of the car;

12.3.5.	notify the Company of any accident(s) involving the Company car

12.3.6.	immediately inform the Company if he should be charged or convicted of a driving offence or become disqualified from driving for any reason; and

12.3.7.	be responsible for payment of all fines incurred for any traffic offence or parking fines attributable to the Company car.

12.4.	The Executive will return the car, its keys and all documents relating to it to the Company on the termination of the Employment or if the Executive becomes no longer legally entitled to drive.

13.	Sickness or injury

13.1.
The Executive must at the request and expense of the Company submit to a medical examination by a medical practitioner nominated by the Company, the results of which and any matters deriving from them will, subject to the provisions of the Access to Medical Reports Act 1988, be disclosed to the Company and the Company may discuss any such results or other matters which derive from them with the relevant medical practitioner.

13.2.
In all cases of absence, a self-certification form must be completed on the Executive’s return to work. If the Executive is absent from and unable to perform his duties as a result of his incapacity for a period of seven consecutive days or more he must produce medical certificates in respect of his absence and keep the Company regularly informed of his progress.

13.3.
Subject to the Executive’s production of the medical certification referred to in clause 13.2 above and subject to clause 13.4, if due to his incapacity the Executive is absent from and unable properly to perform his duties, he will be entitled to:

13.3.1.	his full Salary and benefits (excluding any bonus) during the first 3 months of such absence; and

13.3.2.	benefits (excluding any bonus) and to one half of his Salary thereafter for up to a maximum of three (3) additional months, in respect of any period of absence of not more than six months (whether consecutive or not) in any period of 12 months. Payment (if any) in respect of any further period of absence will be at the discretion of the Company. Any sums paid to the Executive under this clause 13.3 will be inclusive of statutory sick pay (SSP). The Executive’s qualifying days for the purposes of statutory sick pay will be his normal working days.

13.4.
If at any time of absence due to sickness or injury the Executive becomes eligible to receive benefits under the permanent health insurance scheme referred to at clause 11.2, the Executive’s entitlement under clause 13.3 shall be reduced by the amount of that benefit.

14.	Deductions

14.1.	The Executive must pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Employment or after its termination).

14.2.
For the purposes of ERA 1996, the Executive authorises the Company to deduct from his remuneration under this agreement any sums due from him to the Company which sums will be deemed to include, but not be limited to, any overpayments of Salary, loans or advances made to the Executive, by the Company, any fines incurred by the Executive and paid by the Company, any unauthorised expenses, and the cost of repairing any damage or loss to the Company’s property caused by him.

15.	Confidential Information and Company documents

15.1.	The Executive must not either during the Employment, except in the proper performance of his, or at any time after the termination of the Employment:

15.1.1.	divulge or communicate to any person any Confidential Information;

15.1.2.	use any Confidential Information for his own purposes or for any purposes other than those of the Company; or

15.1.3.	permit or cause any unauthorised disclosure of any Confidential Information through any failure on his part to exercise due care and diligence.

Service agreement

15.2.	The restrictions in clause 15.1 do not apply to:

15.2.1.	any disclosure required for the proper performance of the Executive’s duties during the Employment or as authorised by the Company;

15.2.2.	any disclosure made to any person authorised by the Company to possess the relevant information or required by law;

15.2.3.	any information which becomes available to the public generally otherwise than through the default of the Executive; or

15.2.4.	any protected disclosure within the meaning of section 43A ERA 1996.

15.3.
All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever in the Executive’s possession or control and whether or not made or created by the Executive, relating to the business of the Company and any copies of them:

15.3.1.	are and remain the property of the Company;

15.3.2.
must be handed over by the Executive to the Company on demand and, in any event, immediately on the termination of the Employment and the Executive must certify that all such property has been so handed over; and

15.3.3.
must on demand and, in any event, immediately on the termination of the Employment be permanently deleted from any magnetic or optical disk or memory and all matters derived from such sources which are in his possession or under his control.

15.4.
For the purposes of this agreement, Confidential Information will include, but not be limited to, information in any format relating to the Company, expressly designated by the Company as being confidential, and any other information concerning its:

15.4.1.	finances, business plans, sales and marketing information and strategies;

15.4.2.	directors and employees;

15.4.3.	business transactions, prospective business transactions and all other business dealings and affairs;

15.4.4.	research activities, technology and technical processes relating to its actual or planned products or services;

15.4.5.	computer systems, source codes and software;

15.4.6.	customers or clients, including, without limitation, customer lists, customer requirements and terms of business;

15.4.7.	intellectual property, inventions, designs and formulae;

15.4.8.	existing and planned product lines, price lists and pricing structures;

15.4.9.	current and former suppliers, agents, distributors, licensees, licensors and contractors (including where relevant, terms of business); and

15.4.10.	any information or analysis derived from the above.

16.	Intellectual property

16.1.
The Executive will give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Employment which relate to, or are reasonably capable of being used in, the business of the Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive shall hold any and all such Inventions and works on trust for the Company.

16.2.
The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 16.1.

Service agreement

16.3.
The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Executive’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

17.	Termination

17.1.
The Company will at all times be entitled to terminate this agreement pursuant to clause 3.1, 17.2 or 17.3 or exercise its rights under clause 18, notwithstanding that such termination or suspension may prejudice the Executive’s eligibility for or entitlement to receive benefits under any permanent health insurance scheme in respect of which the Company pays or has paid premiums for the Executive or to sick pay referred to in clause 11.

17.2.
The Company reserves the right, at its sole and absolute discretion, to terminate the Employment with immediate effect by notifying the Executive that it is exercising its right of discretion under this clause 17.2 and that it will make within 28 days a payment in lieu of notice to the Executive equal to the amount of his Salary (after deduction of Income Tax and National Insurance Contributions) for his notice period (or, if notice has already been given, the pro rata amount due during the remainder of his notice period).

17.3.
The Company may terminate the Employment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued but unpaid at the Termination Date) if he:

17.3.1.	is disqualified from acting as a director;

17.3.2.	is guilty of any gross misconduct which materially and adversely affects the business of the Company;

17.3.3.
is, in the reasonable opinion of the Company, grossly negligent in the performance of his duties, provided that if such breach is capable of remedy, then this clause 17.3.3 will only have effect if written notice of the breach is served by the Company on the Executive and the Executive fails to remedy such a breach within 28 days of such notice;

17.3.4.	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

17.3.5.	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

17.3.6.	ceases to be eligible to work in the United Kingdom;

17.4.
On either party serving notice of termination and at the request of the Company, or in any event on the Termination Date, the Executive must resign from office as a director of the Company and any other office held by him as a result of the Employment.

17.5.
The Company and Executive acknowledge and agree that, notwithstanding anything to the contrary in this agreement, if the Employment terminates in circumstances in which the Executive is a Bad Leaver , the provisions of the Lock-Up Agreement, of even date herewith and incorporated herein by reference, between the Executive and CVSL Inc., will apply as modified by clause 17.6 of this agreement, to all shares of common stock in CVSL Inc (together, the CVSL Shares) held by or on behalf of the Executive on the date on which the Executive’s Employment terminates in circumstances in which the Executive is a Bad Leaver (Bad Leaver Date).

17.6.
In respect of the CVSL Shares, the Lock-Up Period (as such term is defined in the Lock-Up Agreement), will be deemed for all purposes to mean the period commencing on the Bad Leaver Date and ending on the date which falls 12 months after the Bad Leaver Date.

17.7.	The Executive agrees that the provisions of clauses 17.5 and 17.6 are reasonable.

18.	Garden leave

18.1.
Following service of notice to terminate this agreement by either party, or if the Executive purports to terminate the Employment in breach of contract, the Company may place the Executive on garden leave and thereby, suspend Executive from the performance of his duties and may exclude Executive from Company premises for the whole or part of the remainder of the Employment.

Service agreement

18.2.	During any period of Garden Leave:

18.2.1.	the Company shall have no obligation to provide any work to Executive and may revoke any powers held by Executive on behalf of or in relation to the Company;

18.2.2.
the Company may require the Executive to perform alternative duties or to only perform such specific duties expressly assigned to Executive at such location (including Executive’s home) as the Company may decide;

18.2.3.	the Company may require the Executive to, and the Executive shall, take any accrued but unused holiday;

18.2.4.	the Executive shall remain bound by the terms of this Agreement;

18.2.5.	the Executive may be required to immediately return any materials, documents, or any other property owned by the Company; and

18.2.6.
the Company may require the Executive not to contact or deal (or attempt to either contact or deal) with any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser, or other business contact of the Company.

19.	Restrictions on the termination of this agreement

19.1.	The Executive agrees to be bound by the restrictions set out at Schedule 2 to this agreement.

20.	Grievance and disciplinary procedures

20.1.	There are no specific disciplinary or grievance procedures affecting the Executive. However, the Company will comply with the Acas Code on Disciplinary and Grievance Procedures.

20.2.	If the Executive wishes to seek redress for any grievance relating to his employment he should submit the grounds of his grievance to the Company’s board of directors in writing.

20.3.	If the Executive wishes to appeal against a disciplinary decision he may apply in writing to the Company’s board of directors.

20.4.	The Company may suspend the Executive from all or any of his duties at any time.

21.	Data protection

21.1.
The Company may provide the Executive with its data protection policy, a copy of which will be made available on request. The Company’s data protection policy may change at any time, at the Company’s sole discretion. The Company will notify the Executive of any changes that are made.

21.2.
The Executive agrees to comply with the Company’s data protection policy when processing personal data in the course of employment, including but not limited to, personal data relating to any employee, customer, client, consultant, officer, adviser, supplier or agent of the Company.

21.3.
The Executive consents to the Company processing data relating to Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive, including, as appropriate:

21.3.1.	information about the Executive’s physical or mental health or condition in order to monitor sick leave and make decisions as to the Executive’s fitness for work;

21.3.2.	the Executive’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

21.3.3.	information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

21.4.
The Company may make such information available to any Group Company, those who provide products or services to any Group Company, regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company.

21.5.
You consent to the transfer of such information to any Group Company or those who provide products or services to any Group Company outside the European Economic Area in order to further the business interests, even where the country or territory in question does not maintain adequate data protection standards.

Service agreement

22.	Notices

22.1.
Any notice or other document to be given under this agreement must be in writing and either delivered personally to the Executive or to a director of the Company, or sent by first class post or other fast postal service to the Company’s board of directors at its registered office for the time being or to the Executive at his last known place of residence.

22.2.
Any such notice will, unless the contrary is proved, be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it will be sufficient to prove that the notice was addressed properly and posted.

23.	Entire agreement

23.1.
The Executive has not been induced to enter into this agreement in reliance on, nor has he been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this agreement.

23.2.
This agreement (including any schedules to it) constitutes the entire and only legally binding agreement between the parties relating to the Employment and supersedes any previous agreements or understandings (whether oral or in writing) relating to the Employment and all such agreements and understandings are deemed to have been terminated with mutual consent with effect from the date of this agreement.

24.	Contracts (Rights of Third Parties) Act 1999
Nothing in this agreement will create any enforceable rights for any third party.

25.	General

25.1.	This agreement constitutes the written statement of the terms of the Employment provided in compliance with section 1 ERA 1996.

25.2.	There are no collective agreements in place in respect of the Employment.

25.3.
If any provision of this agreement is found to be unenforceable or invalid for any reason by a court or administrative body of competent jurisdiction, such invalidity or unenforceability will not affect the other provisions of this agreement which remain in full force and effect. If any part of a provision is unenforceable for any reason but would be enforceable if the same were deleted, the provision will apply with such deletions as may be necessary and to make it valid and enforceable.

25.4.	No variation to this agreement will be effective unless made by the parties and evidenced in writing and signed by or on behalf of the parties and expressed to be such a variation.

25.5.	This agreement will be governed by and interpreted in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

25.6.
This agreement may be executed in any number of counterparts but will not take effect until each party has executed at least one counterpart. Each counterpart will be an original, but all counterparts together will constitute a single document.

26.	Execution as a deed
This document has been executed as a deed but is not delivered until it has been dated.

Service agreement

Schedule 1
Definitions and interpretation
(Clause 1)

1.	In this agreement including the schedules the following words and expressions have the following meanings:

Bad Leaver
the Executive will be considered a Bad Leaver if the Employment is terminated:
1. by the Company in accordance with clauses 17.3.2 or 17.3.3 of this agreement; or
2. by the Executive, for any reason other than Constructive Dismissal.

Bad Leaver Date	has the meaning given to it in clause 17.5.

Capacity	as agent, consultant, director, employee, owner, partner, shareholder, investor or in any other capacity.

Constructive Dismissal	shall have the same meaning as provided in section 95(1)(c) of the ERA 1996.

CVSL Shares	has the meaning given to it in clause 17.5.

Directly or Indirectly
the Executive acting either alone or jointly with or on behalf of any other person, firm or company whether as agent, partner, employee, director, investor, shareholder or consultant and whether for his own benefit or that of others.

EBITDA	Earnings before interest, tax, depreciation, and amortization

Employment	the Executive’s employment under this agreement.

ERA 1996	the Employment Rights Act 1996.

Garden Leave	any period during which the Executive is not required to work in accordance with clause 18.

Group Company
any company which is for the time being a subsidiary or a holding company of the Company or a subsidiary of any such company (“subsidiary” and “holding company” shall have the meaning set out in section 1159 of the Companies Act 2006 as amended or re-enacted).

Intellectual Property Rights
patents, utility models, rights to Company Inventions, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, Confidential Information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Service agreement

Invention	any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Kleeneze	Kleeneze Limited (company number 05801085) whose registered office is at Express House Clayton Business Park, Clayton Le Moors, Accrington, Lancashire, BB5 5JY.

Lock-Up Agreement	the Lock-Up Agreement dated the same date as this agreement and made between CVSL Inc. and the Executive.

Restricted Business
the business of sourcing, designing, manufacturing, distributing, selling and supplying home shopping products and services, the direct-selling of any products or services, and any other part of the business of the Company with which the Executive was involved to a material extent in the 12 months prior to the Termination Date.

Restricted Person
anyone employed by the Company or a senior member of the self-employed sales force of the Company earning thirty thousand pounds (£30,000) or more and with whom the Executive dealt in a material way in the 12 months before the Termination Date in the course of the Employment.

Shareholder’s Agreement	the shareholder’s agreement dated 24 February 2012 and made between Stanley House Distribution Limited, Andrew Cohen, Carl Harvey and the Executive.

Termination Date	the date on which the Employment terminates however caused.

2.	References to clauses and schedules are to clauses of and schedules to this agreement.

3.
Words and expressions defined in or for the purpose of the Lock-Up Agreement, Shareholder’s Agreement, Companies Act 2006 or the Insolvency Act 1986 have the same meaning unless the context otherwise requires.

4.
References to any statute, statutory instrument or any statutory provision will be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this agreement and as subsequently re‑enacted, consolidated or amended and will include references to any statute, statutory instrument or any statutory provision of which it is a re‑enactment, consolidation or amendment.

Schedule 2
Restrictive Covenants

1.
In order to protect the Confidential Information and business connections of the Company to which the Executive had access as a result of the Employment, the Executive covenants with the Company that he shall not for 6 months after the Termination Date, Directly or Indirectly:

1.1.	be involved in any Capacity with any business concern which is (or intends to be or is likely to become) in competition with any Restricted Business;

1.2.	in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company any Restricted Person;

Service agreement

1.3.
be involved or attempt to be involved with the provision of goods or services to (or otherwise have business dealings with) any Restricted Customer in the course of any business concern which is in competition with the Restricted Business.

2.
The periods for which the restrictions in this Schedule 2 apply shall be reduced by any period that the Executive spend on garden leave in accordance with clause 18 immediately before the Termination Date.

3.
If the Executive receives an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the last of the covenants in this Schedule 2, the Executive shall give the person making the offer a copy of this Schedule 2.

4.
Each of the restrictions in this Schedule 2 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

5.
If the Executive employment is transferred to any firm, company person or entity (New Employer) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this Schedule 2, protecting the Confidential Information and business connections of the New Employer.

Service agreement

Executed as a deed by Betterware Limited acting by a director in the presence of:

Witness’ signature: /s/ Tucker Gagen
Witness’ name: Tucker Gagen
Address: 2400 Dallas Pkwy
               Suite 230
               Plano, TX 75093

Occupation: Associate
Signature /s/ John Rochon, Jr. Print name John Rochon Jr.

Signed as a deed by Robert Way /s/ Robert Way in the presence of: Witness’ signature: /s/ Marion Merrix Witness’ name: Marion Merrix Address: Occupation: Accountant